Exhibit 99.1

November 10, 2026, 4:30 PM Eastern:

Air Industries Group Announces Extended Maturity of Bank Credit Line & Subordinated Notes

Bay Shore, N.Y.--(BUSINESS WIRE) --Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that it has signed amendments extending the maturity dates of the Credit Agreement with its primary lender and with the holders of its Subordinated Notes.

The Bank amendment extends the maturity date of the credit agreement by four-months from November 30, 2026, to April 30, 2027. The maturity date of the subordinated notes has been extended to May 1, 2027.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC and by visiting our newly revamped website at www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Air Industries Group

Investor Relations

Scott Glassman – Interim CEO

631.328.7028

Michael Recca - Investor Relations

917.846.1917

ir@airindustriesgroup.com